UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

January 22, 2004 Commission File Number 0-24395

bebe stores, inc. (Exact name of registrant as specified in its charter)

California (State or Jurisdiction of Incorporation or Organization)	94-2450490 (IRS Employer Identification Number)

400 Valley Drive Brisbane, California 94005 (Address of principal executive offices) Telephone: (415) 715-3900

Item 7. Financial Statements and Exhibits

(c) Exhibits

    99.1.        Press Release dated January 22, 2004.

Item 12.  Results of Operations and Financial Condition

The information in this Form 8-K and the Exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing. On January 22, 2004, bebe stores, inc. issued a press release announcing its financial results for the fiscal quarter ended December 31, 2003 and held a conference call regarding those results.

The press release relating to the financial results for the fiscal quarter ended December 31, 2003 is attached hereto as Exhibit 99.1.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated January 22, 2004 bebe stores, inc. /s/ Walter Parks ______________________________ Walter Parks, Chief Financial Officer

Exhibit 99.1

Contact: Walter Parks
               Chief Financial Officer
               bebe stores, inc.
               (415) 715-3900

bebe stores, inc. Reports Second Quarter Earnings;
EPS Increases 26% to $0.53 Per Share

BRISBANE, CALIF. – January 22, 2004 – bebe stores, inc. (Nasdaq:BEBE) today announced financial results for the second quarter of fiscal 2004 ended December 31, 2003.

Net sales for the second quarter of fiscal 2004 were $112.0 million, up 11.1% from $100.8 million reported for the second quarter a year ago. As previously reported, same store sales for the quarter increased 7.1% compared to a decrease of 8.1% in the prior year.

Gross margin as a percentage of net sales increased to 48.3% in the second quarter of fiscal 2004, compared to 48.0% in the second quarter of fiscal 2003. The increase in gross margin as a percentage of net sales from the prior year of 0.3% was primarily the result of favorable occupancy leverage.

Operating expenses for the second quarter of fiscal 2004 were $32.3 million, or 28.9% of net sales, compared to $31.7 million, or 31.5% of net sales for the same period of the prior year. The decrease in operating expenses as a percent of sales for the second quarter of fiscal 2004 compared to the same period of the prior year was primarily in compensation, professional fees and advertising expenses.

Operating income for the second quarter of fiscal 2004 increased 29.9% to $21.7 million, compared to $16.7 million for the same period a year ago. Net earnings for the second quarter increased 28.7% to $13.9 million, compared to $10.8 million for the same period a year ago. Diluted earnings per share for the second quarter were $0.53 versus $0.42 in the same period of fiscal 2003.

Net sales for the six months ended December 31, 2003 were $195.6 million, up 12.0% from $174.7 million reported for the same period of the prior year. Net earnings for the six months ended December 31, 2003 were $19.9 million, an increase of 25.2% from $15.9 million for the same period of the prior year. Diluted earnings per share for the six months ended December 31, 2003 were $0.76 compared to $0.61 for the same period a year ago.

The Company anticipates comparable store sales for the third quarter to be positive low to mid single digits and earnings per share to be in the range of $0.04 to $0.07 per share.

bebe stores, inc. will host a conference call on Thursday, January 22, 2004 at 9:30 A.M. Pacific Time to discuss second quarter results. Interested parties are invited to listen to the conference by calling (888) 241-2232. A replay of the call will be available for approximately one week by calling (800) 642-1687 and using the passcode “4811664". A link to the audio replay will be available on our web site at www.bebe.com following the conference call.

bebe designs, develops and produces a distinctive line of contemporary women’s apparel and accessories, which it markets under the bebe and BEBE SPORT brand names. bebe currently operates 188 stores, of which 173 are bebe stores and 15 are BEBE SPORT stores. These stores are located in the United States and Canada. In addition, we have an online store at www.bebe.com.

The statements in this news release, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results. Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict.

bebe stores, inc. SELECTED BALANCE SHEET DATA (UNAUDITED)

	As of December 31,

(000's omitted)	2003	2002

Assets
Cash and cash equivalents	$185,630	$142,588
Short term marketable securities	0	5,400
Inventories, net	24,855	22,149
Total current assets	217,063	176,575
Equipment and improvements, net	49,756	55,186
Long term marketable securities	7,875	2,000
Total assets	$279,598	$243,034

Liabilities and Shareholders' Equity
Total current liabilities	$40,680	$34,334
Total liabilities	55,381	46,368
Total shareholders' equity	224,217	196,666
Total liabilities and shareholders' equity	$279,598	$243,034

bebe stores, inc. STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Three Months		For the Six Months
(000's omitted)	Ended December 31,		Ended December 31,

	2003	2002	2003	2002

Net sales	$112,014	$100,823	$195,566	$174,664
Cost of sales, including buying and occupancy	57,962	52,403	103,013	92,552

Gross profit	54,052	48,420	92,553	82,112
Selling, general and administrative expenses	32,327	31,730	61,620	57,756

Income from operations	21,725	16,690	30,933	24,356
Other expense (income):
Interest income and other (net)	497	562	958	1,045

Earnings before income taxes	22,222	17,252	31,891	25,401
Provision for income taxes	8,333	6,461	11,959	9,515

Net earnings	$13,889	$10,791	$19,932	15,886

Basic earnings per share	$0.54	$0.42	$0.77	$0.62
Diluted earnings per share	$0.53	$0.42	$0.76	$0.61
Basic weighted average shares outstanding	25,813	25,638	25,772	25,630
Diluted weighted average shares outstanding	26,438	25,849	26,352	25,869